Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Situs Holdings LLC
We have examined management's assertion, included in the accompanying Report of Management on
Compliance ("Management's Assertion"), that Situs Holdings LLC (the "Company") complied with certain servicing criteria set forth in paragraph (d) of Item 1122 of the U.S. Securities and Exchange
Commission's Regulation AB included in Exhibit A as of December 31, 2012 and for the period June 1,
2012 through December 31, 2012, with respect to the Company's Operating or Trust Advisor Services performed over the deals listed in Appendix B (the "Platform"). Management is responsible for the
Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the
Platform based on our examination.
Our examination was conducted in accordance with attestation standards the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Services and performing such other procedures as we considered necessary in the circumstances. Our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's activities with respect to the Platform during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.
In our opinion, management's assertion that Situs Holdings LLC complied with the aforementioned minimum servicing standards as of December 31, 2012 and for the period June 1, 2012 through December
31, 2012, for the Services is fairly stated, in all material respects.
/s/ Grant Thornton LLP
Dallas, Texas
March 22, 2013